Exhibit 99.2

CORPORATE PARTICIPANTS

Tara Shull State Auto Financial Corporation - IR & Finance Director

Mike LaRocco State Auto Financial Corporation - President, CEO

Steve English State Auto Financial Corporation - SVP, CFO

Jessica Buss State Auto Financial Corporation - SVP Specialty Lines

CONFERENCE CALL PARTICIPANTS

Arash Soleimani Keefe, Bruyette & Woods - Analyst

Larry Greenberg Janney Montgomery Scott - Analyst

PRESENTATION

Operator

Welcome and thank you for standing by. (Operator Instructions) Today’s call is being recorded. If you have any objections please disconnect at this time.

I’d now like to turn the call over to State Auto Financial Corporation Investor Relations and Finance Director, Tara Shull.

Tara Shull - State Auto Financial Corporation—IR & Finance Director

Thank you, Kyle. Good morning and welcome to our second-quarter 2015 earnings conference call. Today I am joined by our President and CEO, Mike LaRocco; Senior Vice President and CFO, Steve English; Senior Vice President of Specialty, Jessica Buss; Chief Investment Officer, Scott Jones; and Chief Actuarial Officer, Matt Mrozek.

Today’s call will include prepared remarks, after which we will open the lines for questions. Please note our comments today may include forward-looking statements which by their nature involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release as well as in our annual and quarterly filings with the Securities and Exchange Commission, to which I refer you.

A financial packet containing reconciliations of certain non-GAAP measures along with supplemental financial information is available to all interested parties on our website, stateauto.com, under the Investors section as an attachment to the press release. Now I’ll turn the call over to STFC’s President and CEO, Mike LaRocco.

Mike LaRocco - State Auto Financial Corporation - President, CEO

Thanks, Tara, and good morning, everyone. Earlier today we reported second-quarter net income of $0.06 per diluted share and a quarterly GAAP combined ratio of 106.1%. Year-to-date we reported net income of $0.66 per diluted share and a combined ratio of 100.3%.

Our current book value per share is $21.35, and our return on equity is 12.2%. Steve will go over the financial results shortly.

The second and third quarters are typically more severe due to unpredictable weather. In the quarter we had similar catastrophe experience to last year, excluding the impact of the homeowners quota share, and we beat our five-year quarterly average.

But the second quarter was still disappointing. Commercial and personal auto non-cat loss ratios were up, as well as other and product liability. However, we saw core loss ratio improvement in fire and allied.

Personal and business production continues to decline. That is not okay. The worst thing is to grow and not be profitable. The second worst thing is to be profitable and not grow. We must grow profitably. That’s our focus.

I’ve learned a lot about State Auto during the three months since I joined the Company. I’ve spent time with associates, agents, brokers, and investors. It’s clear to me that we have potential and a strong foundation on which to build. What we need is to be clear about where we are going and how to get there.

I’ve just completed a corporate vision and strategy that reflects much of what I’ve learned and what we need to change moving forward. We’ll adjust our organizational structure to align the way we work with our vision and goals, including bringing in some new leadership. That includes a structure that’s effective and efficient, and supports a responsive, nimble and creative organization.

We are also developing a plan to ensure our technology supports where we’re going, one that makes us easy to do business with and supports profitable growth. We’ll also make sure goals, compensation and culture are aligned with where we’re going.

Currently, three teams of associates are helping us transition from analysis to action. The first team is focused on non-technology processing improvements, improving the way we do business. The second team is identifying ways to increase sales and improve retention, and the third team is focused on expenses. They are already implementing changes that reflect a more nimble, responsive, and ultimately profitable company.

We must have a culture that allows for candor, transparency, creativity and respectful debate. An open and inclusive culture is needed because every team member has to contribute with their hard work, ideas and passion. I’m very pleased to say our associates are engaged in this effort. They get it. Together we will create a culture in which we treat each other as professionals, encourage open communication, and every one of us thinks like an owner.

With that I will turn it over to Steve.

Steve English - State Auto Financial Corporation - SVP, CFO

Thanks, Mike. Today we reported a combined ratio of 106.1% for the quarter compared to 107.3% a year ago. As a reminder, last year during the second quarter $11.4 million was added to the ultimate loss estimate for RED, and we restructured our IT organization resulting in a one-time charge of $4.4 million. Absent these events and the homeowners quota share impact, the combined ratio for the second quarter of 2014 was 101.9%. This can be seen in Schedule 1A included in the supplemental exhibits.

The second-quarter 2015 results reflect higher non-cat losses in both personal and commercial auto and other and product liability lines. Additionally, second-quarter 2015 results include a reinsurance correction impacting the specialty segment that I’ll comment further upon in a moment.

Year to date the combined ratio was 100.3%, slightly above the first half of 2014, absent the one-time impacts discussed above of 99.2 as disclosed on Schedule 1B in the supplemental exhibits.

The catastrophe loss ratio for the quarter was 11.4 points. That’s well below our second-quarter five-year average of 18.4 which, keep in mind, reflects the homeowner quota share arrangement which lowers the average. Year to date the catastrophe loss ratio was 6.4 points.

Moving on to non-cat loss ratio results, let’s first address prior-year development. For the quarter STFC’s non-cat loss and allocated loss adjustment expense results reflects 0.7 points of overall favorable reserve development, compared to 2.2 points of unfavorable development in the same 2014 period. For the first half of 2015, the non-cat loss and allocated loss adjustment expense results include 1.1 points of favorable development, compared to 1.8 points of favorable development for the same 2014 period. RED reserve strengthening in the second quarter of 2014 and first six months of 2014 added 4.3 points and 2.2 points, respectively, to the non-cat loss ratio. So in 2015, for non-cat losses we have seen less overall favorable development, excluding RED, than a year ago.

Having said that, the accident year non-cat loss ratios in total have improved over 2014 periods. There was no significant development of prior-year catastrophe loss reserves in 2015 for the quarter or the year.

While homeowners and other personal lines performed as expected, personal auto has not improved during 2015 as anticipated. Personal auto’s non-cat loss ratio, and in particular bodily injury, has increased as we are seeing greater severity and more reported claims than expected for the past two accident years. This resulted in minimal development this quarter as compared to the second quarter of 2014, which experienced 2.6 points of favorable development of prior accident year losses.

Setting aside the impact of the homeowners quota share arrangement, net written premium in the personal segment is down 5.5% for the quarter and 6.2% for the year compared to the same 2014 periods. Growing our policies in force in this segment is an area of great focus for us.

Turning to the business segment, commercial auto’s non-cat loss ratio for the quarter and year to date is elevated with severity-driven adverse development of prior accident year’s liability and physical damages losses, again from 2013 and 2014. Adverse development added 3.9 points to the current period quarterly loss ratio while last year in the second quarter favorable development reduced the loss ratio by 8.1 points.

Other and product liability non-cat loss ratio is higher by 23.3 points compared to the second quarter of 2014. While we did see an increase in losses in the quarter as compared to a year ago, the loss ratio itself is not outside of a range we have seen in this line going back over the past few years. Last year’s second quarter was an exceptional result.

Offsetting the increases in commercial auto and other and product liability loss ratios were improved results in fire and allied lines for both the quarter and year to date.

Quarter-over-quarter and year-over-year, business insurance premium is flat.

For the specialty insurance segment, the non-cat loss ratio for the quarter was 55.9 points, which was 13.9 points better than the second quarter of 2014. We have seen overall improvement on a year-to-date basis as well. The improvement was primarily driven by the absence of adverse RED reserve development in 2015, offset by an increase in the E&S casualty unit’s non-cat loss ratio. The non-cat loss ratios in 2015 for the E&S property and worker’s compensation units continue to perform well.

The E&S casualty unit’s loss ratio was 68.1% for the quarter and 61.9% for the first six months of 2015. The loss ratios were impacted by a reinsurance correction relating to our main reinsurance agreement covering casualty risks written by our specialty segment. The correction added 10.4 points to the quarterly loss ratio and 4.2 points to the year-to-date loss ratio in the E&S casualty unit, and had an insignificant impact to the program unit.

In total, for the quarter and year to date, earned premiums were reduced by $5.5 million, losses reduced by $2.1 million, and expenses reduced by $1.6 million for a net impact reducing pre-tax earnings by $1.8 million, or an after-tax impact of $1.2 million in the quarter. Outside of the impact of the reinsurance correction, the E&S casualty unit loss ratio is higher in 2015, driven by a change in product mix due to the acquisition of Partners General in 2014.

Specialty segment net written premiums increased 5.3% during the quarter and 15% for the first half of the year from growth in the programs and worker’s compensation units. E&S property net written premiums decreased 26.4% in the quarter and 15.9% year to date with additional capacity in the reinsurance market and soft market conditions. E&S casualty written premiums for the quarter and year were reduced $7.6 million due to the previously discussed reinsurance adjustment. Absent this, net written premiums for this unit grew due to the acquisition of Partners General.

Turning to RED, there were no material changes to the loss estimates. For the restaurant program, which is protected by the adverse development cover, outstanding claim counts at June 30, 2015, were 738, down from 898 at December 31, 2014. The trucking program’s outstanding claims are at 194, down from 277 at December 31, 2014. For the remaining RED programs, outstanding claims now totaled 130 at June 30. RED reserves were $94.9 million at June 30, of which 58% related to the restaurant program.

Sequentially, net investment income is up $4.4 million for the quarter, benefiting from TIPS, as disclosed in our supplemental exhibits. As interest rates have begun to rise, the overall investment valuations decreased, resulting in unrealized losses which reduced book value per share $0.69 in the quarter.

Finally, as of June 30, 2015, our Group surplus stands at $1.2 billion, while STFC’s insurance subsidiaries have a combined statutory surplus of $798 million. Now I will turn you over to Jessica Buss to discuss specialty results.

Jessica Buss - State Auto Financial Corporation - SVP Specialty Lines

Thanks, Steve. My comments are focused on growth, profitability and opportunity in each unit of the specialty segment. Overall, specialty continues to perform well both in terms of growth and profitability.

The organic growth strategy of doing more of what we do with more people in more places, without significant change in our risk profile while maintaining underwriting and price discipline, has proven very effective. It allows us not only to grow, but to grow profitably.

As part of our strategy we continue to look for market opportunities in terms of new products, acquisitions of teams, or small MGU acquisitions in target segments. This approach works well with our overall culture of being nimble and creative so we can timely respond to a rapidly changing marketplace. It is clear, though, that the level of opportunity varies significantly within specialty.

The E&S property market continues to soften and is littered with capacity. This environment alone is hard to navigate; but when you throw on top of that minimal storm activity, aggregated business models, collateral markets and reduced reinsurance costs, it leaves a market that makes growth difficult. The good news for us is that while we’re losing business — partly driven by the market but also exacerbated by the transition to our new property team — we’ve been able to write pockets of profitable business, enabled by our small size in the market, our relationships and our responsiveness. That being said, as a result of these market pressures and management transition, our premiums have decreased. However, now that the team transition is complete, we’ll focus on returning renewal retention to historical levels and implementing efforts to increase new business opportunities.

Rates continue to decline, with broker markets asking for decreases of up to 15% on small to medium-sized accounts, and more than 15% on larger accounts. Our rate decrease year to date is 7.8%. We’ll continue to focus on profitable renewals and write all the business we can at the right rate, adding only those risks we believe will allow us to outperform the market if and when a storm does occur. We continue to see opportunity by providing superior service and leveraging strong relationships within the wholesale market while providing competitive terms. Our loss ratio continues to be outstanding at 10.4% for the quarter and 13.4% year to date, both significantly better than comparable periods last year.

We continue to be pleased with growth and profitability in our E&S casualty units and we remain optimistic about the opportunities to grow in this space. We’re starting to see a gradual decline in rates, but still believe we have organic and inorganic new business opportunities in niche areas. Year to date, rates have increased 0.8% for this unit. Our strategy is to leverage the strength of broker relationships, to increase renewal retentions, do more of what we do by adding underwriters in geographic locations and, most importantly, remaining disciplined. We are seeing results from these efforts in our current product lines. For example, our umbrella gross written premiums have grown nearly 19% year-over-year while adding only two additional underwriters, and continues to produce profitable loss ratios. We also continue to leverage technology and improve our ease of doing business. We just rolled out a test pilot portal solution for small environmental products. We are the first to offer this type of solution in the market, and we believe it will allow us to write significantly more small accounts more efficiently.

Finally, we continue to look at products, teams, and MGU acquisitions that fit our model of medium-size risks where underwriting and risk selection make a difference, similar to the Partners General acquisition, which has proven to be very successful. This unit’s performance continues to be profitable. Excluding the reinsurance correction, loss ratios for the quarter and year were higher than last year, but are in line with expectations.

The programs unit has gained momentum, building a portfolio of small to medium-size programs, and we continue to add and remove programs as warranted to achieve our profit goals. This market has seen some changes, with companies exiting the space and/or going out of business; but pricing is stable across most product lines, except commercial auto, which is still getting increases.

We consistently monitor pricing and underwriting performance on each of our programs to ensure they’re in line with established performance metrics. Quarter-over-quarter net written premium growth of nearly 50% resulted from three new programs added near the end of 2014 and also organic growth in existing programs.

Rate increases for the programs unit in 2015 are 4.1% year to date. We continue to see opportunities and believe we can continue to strategically select programs that add diversity and are accretive to underwriting profits. We are very selective about the programs we enter into. In the second quarter of 2015 alone we reviewed 60 programs representing $659 million in premium. Each year we review over 170 programs, only writing, on average, two to three new programs a year.

The worker’s compensation unit’s results are again very solid for the second quarter and year to date. The strong profit numbers continue to be driven by sound underwriting and pricing, solid new business production, and excellent work by our claims and nurse case management teams. We continued our trajectory of slow and steady growth, with quarter-to-date and year-to-date growth of 13.8% and 10.8%, respectively. All of our growth is driven by our mono-line worker’s compensation products.

Growth in worker’s compensation written on an account basis has been adversely affected by the negative package policy PIF trends in our business insurance segment. I’ll touch on our efforts to change that momentum in a moment. The unit continues to outperform expectations with a loss ratio of 56.8% for the quarter, representing a 2.3 point improvement over the same period of 2014. Claims severity is up moderately in the first half of the year; however, it’s been offset by substantial decreases in frequency in our debit mod and mono-line small account businesses.

The worker’s compensation market is one that needs to continue to hold rate because of low investment yields. That being said, improving industry results have put pressure on rates and have reduced the effective rate increases we are seeing to 4.5% year to date.

We do view worker’s compensation as a growth area and will be rolling out plans to increase new business production focused on our account business written by our large independent agency plant. This plan will include increased commission on small accounts and other incentives for placing business with us when we write the package in select classes and select states. We are confident in our ability to grow worker’s compensation profitably through our pricing precision, state and class niches, and superior claims performance and, as importantly, by maintaining our underwriting discipline.

Now I will turn you back over to Mike for some further comments regarding personal and business insurance.

Mike LaRocco - State Auto Financial Corporation - President, CEO

Thanks, Jess. I want to begin by saying I’m disappointed in our overall results in standard lines. These are our core lines of business, lines where we expect to be, and will be, both profitable and growing. Today we are not.

Certainly I am pleased that we are showing improvement in certain lines, notably homeowners. However, we continue to miss our profitability targets in some areas, most notably personal and commercial auto. That’s unacceptable. It’s also unacceptable that we’re not growing our policy count.

Let me first address profit. Both our personal and commercial auto lines are performing poorly. The biggest single challenge is in our BI coverages. This is primarily driven by severity, but we’ve seen increasing frequency as well. We will address this with a combination of: targeted rate action, making certain the risks that are causing the losses are the ones impacted; improving our pricing and underwriting model to be certain we’re matching rate to risk appropriately at new business; and reviewing our claims handling to validate that we’re handling claims effectively.

But this is bigger than just BI coverages, bigger than auto lines, bigger than just this quarter, and bigger than just profitability. We must be consistently profitable across all our lines of business and we must grow our policy counts.

To make that happen, going forward we will be implementing a more focused and aligned product organization. Our pricing models across auto, home, and small commercial will be updated and implemented. We need to leverage data in our larger commercial lines to help our underwriters make more informed selection and pricing decisions. We also need to be very clear as to our appetite in this market. We’ll manage each line of business separately and by state with greater segmentation, targeted pricing, and underwriting actions. The product management organization will not only focus on improving our models — which will result in better selection and pricing of risk — but will also have clear goals to grow these lines as well.

While we’ve correctly pointed out on previous calls that our newer states are responsible for a disproportionate amount of our poor results, and that continues to be true, we have the ability to demonstrate profitable growth in all our states. To grow, we must become more efficient, so we will continue to push for expense savings.

To grow, we must be easier to do business with, so we will implement technology changes over the next 12 to 18 months that will make that happen. In the interim, we will introduce process and workflow changes that will make State Auto easier to do business with.

Our agents want to work with us. We simply need to be certain our products are segmented and priced appropriately, our processes are straightforward, and over time our technology is efficient and effective. We know what needs to be done to profitably grow these lines of business, and we will make it happen.

State Auto is a strong company with a proud history. Today every State Auto associate is focused like never before on being easier to do business with, being creative, being responsive, efficient, and effective.

We are becoming a team that is passionate, competitive and challenges the process. That is what will drive profitable results and make us a more relevant competitor in the marketplace. We would now like to open the line for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Arash Soleimani, KBW.

Arash Soleimani - Keefe, Bruyette & Woods - Analyst

Just a couple of quick questions here. Was the growth at all impacted by the recent A.M. Best downgrades, in your opinion?

Mike LaRocco - State Auto Financial Corporation - President, CEO

Not at all. We have seen no impact from downgrade. Remembering we are generally an A- market, none of the products or areas where we sell require an A rating. So we have not seen any of the — any impact from a negative standpoint from the A-.

Arash Soleimani - Keefe, Bruyette & Woods - Analyst

Okay, thanks. On the — you were talking about some of your technology plans. I was just wondering if you could just provide a little bit more detail on those and I guess what you would expect the expense ratio impact to be from those technology investments.

Mike LaRocco - State Auto Financial Corporation - President, CEO

We’re going to be revealing a fairly significant plan around technology that we have a lot of confidence in. I’ll try to be as specific as I can, but there are a lot of details that we are just now finalizing, so we’re talking weeks here, to be more specific.

But what’s important, first of all, is to understand that in this industry it’s critical that you have — it’s just table stakes now — that you have a quote and issue platform that allows you in the auto, home, and small commercial spaces to very effectively and efficiently write business. We will be presenting a plan that allows us to build that type of platform for our new business customers on a go-forward basis.

It’s going to be somewhat unique to what’s been done before, but not unique in a way that it can’t be done. It’s a very clear and understandable plan that we will be rolling out.

The impact on our new customers going forward in those lines of business from an expense standpoint will be fairly significant, because we will go from a platform where we have to touch a fairly high percentage of our new business policies to a platform where most of those will go directly through the processing. But I won’t comment further in terms of specific expense ratios or dollar amounts at this point.

Arash Soleimani - Keefe, Bruyette & Woods - Analyst

All right. Thank you for the answers.

Operator

Larry Greenberg, Janney.

Larry Greenberg - Janney Montgomery Scott - Analyst

I’m just trying to connect the dots a little bit on personal auto. Not that there haven’t been some bumps in recent quarters, but the message had been we’re getting 5% price increases, losses are flat, we expect margins to improve. And it seems like you’ve changed the conversation a lot on that one. So I’m just looking for a little bit more color on what’s going on.

Mike LaRocco - State Auto Financial Corporation - President, CEO

Yes. Thanks, Larry. As we dug in a little bit deeper on the pricing around auto, there’s no question that we’ve been filing aggressively rate increases. Those rate increases have gotten approved and gotten implemented.

There’s a gap between what’s approved and what is earning its way through the book, and that can result from any number of factors. It can be that the folks that are getting the rate increases are not retaining with us, and thus we’re not seeing it manifest itself in terms of actual earned rate.

I think in addition to that we have to better understand at a detail level: are we applying those rate increases appropriately and at a segmented enough level? In other words, are those rate increases reaching the customers who are — and the types of risks that are more responsible for the loss activity that we’ve had.

So I will tell you very candidly that we’ve got more work to do in that space. I will also say this: if there’s an area where I feel the most confidence about our ability to correct and fix, it’s auto results, bodily injury or otherwise. So I have a high degree of confidence that you’ll see actions taken in the coming weeks and months that will allow us to have a greater degree of confidence in our results and a greater degree of confidence that the actions we’re taking will result in an expected result. So we’re working hard, running down those paths.

Larry Greenberg - Janney Montgomery Scott - Analyst

Great. Thanks. And Steve, I just want to be sure I got some of the numbers right. You had said that there was favorable development in auto of 0.7 points in the quarter; and then in commercial auto you had said that there was adverse. But did you quantify that?

Steve English - State Auto Financial Corporation - SVP, CFO

Yes. Actually the 0.7 points favorable, Larry, was Companywide. Personal auto by itself had minimal development, positive or negative, in the current quarter and 2.6 favorable a year ago. And in commercial auto it was in fact adverse this quarter of 3.9 points compared to 8.1 favorable a year ago.

Larry Greenberg - Janney Montgomery Scott - Analyst

Okay. Then one other question. Was there anything funny going on with the tax rate in the quarter? If I credited the underwriting loss at 35 and then applied an effective rate on the investment income, I almost would have thought that there could have been a contra tax in the quarter. Just curious if there’s anything we should be thinking about on that.

Steve English - State Auto Financial Corporation - SVP, CFO

Did you adjust your operating side — or your non-investment earnings, for investment income that’s not taxable?

Larry Greenberg - Janney Montgomery Scott - Analyst

Yes.

Steve English - State Auto Financial Corporation - SVP, CFO

Okay. Well, there’s nothing odd going through the numbers.

Larry Greenberg - Janney Montgomery Scott - Analyst

Okay.

Steve English - State Auto Financial Corporation - SVP, CFO

So I don’t know what number you used. I can tell you that the permanent differences on a quarterly basis for STFC run in the $6 million to $7 million range.

Larry Greenberg - Janney Montgomery Scott - Analyst

Yes. Okay; all right. Then is it possible to maybe quantify the impact of non-cat weather in the auto line this quarter?

Steve English - State Auto Financial Corporation - SVP, CFO

Yes, the non-cat weather — I don’t have the numbers in front of me but I can tell you year-over-year it was actually better this year than a year ago for all our property-exposed lines in terms of the auto, in terms of homeowners, and in terms of our BOP and commercial property coverages. Non-cat weather was not an issue for us this quarter.

Larry Greenberg - Janney Montgomery Scott - Analyst

Okay. Thanks.

Operator

(Operator instructions) There are no further questions at this time.

Tara Shull - State Auto Financial Corporation - IR & Finance Director

Thank you, Kyle. We want to thank all of you for participating in our conference call and for your continued interest and support of State Auto Financial Corporation. We look forward to speaking with you again on our third-quarter earnings call, which is currently scheduled for November 3, 2015. Thank you and have a good day.

Operator

This concludes today’s conference call. You may now disconnect.

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